EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-119994) pertaining to the 2004 Omnibus Incentive Compensation Plan and in the Registration Statement (Form S-3 No. 333-138712) of DreamWorks Animation SKG, Inc. of our reports dated February 26, 2007 with respect to the consolidated financial statements of DreamWorks Animation SKG, Inc., DreamWorks Animation SKG, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of DreamWorks Animation SKG, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

February 26, 2007

Los Angeles, California